Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

FreeCast, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(o)			$23,000,000	0.00014760	$3,394.80
	Equity	Representative warrants to purchase common stock (3)	457(g)
	Equity	Common stock issuable upon exercise of representative warrants (4)	457(g)			$2,024,000	0.00014760	$298.74
	Total Offering Amounts					$25,024,000		$3,693.54
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$3,693.54

(1)	Includes shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(3)	No registration fee is required pursuant to Rule 457(g) under the Securities Act.

(4)	We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of common stock equal to 8.0% of the shares of common stock to be issued and sold in this offering (including shares of common stock sold to cover over-allotments, if any). The warrants are exercisable for a price per share equal to 110% of the public offering price per share of common stock. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the estimated maximum aggregate offering price of the representative’s warrants is $2,024,000, which is equal to 110% multiplied by 8% of $23,000,000 (110% of $1,840,000).